Exhibit 99.3
Date: June 17, 2008
MESSAGE FROM: LUIS MARTINEZ AMAGO
TO: ALCATEL-LUCENT FAD EMPLOYEES
Dear colleagues,
Today, we are announcing our intention to acquire Motive, the company with whom we’ve built a successful cooperation over the past three years in the domain of digital home care.
I’m extremely excited about the proposed acquisition and I’m certain it is going to be a winning combination for our companies and our customers alike. I’d like to share a couple of thoughts with you on why I think this is such a tremendous occasion.
First, the current relationship between our two companies is already very strong. Over the past three years we have worked closely together on the successful joint development and marketing of products to manage the home network. With over 40 joint customers won, we have gotten to know each other’s people and technology and I believe this combination is a logical fit for Alcatel-Lucent. Not only does a combination benefit our position in digital home care, it will also allow us to more rapidly take advantage of opportunities that are emerging in mobile service management.
Second, Motive has built a reputable brand and is known for delivering innovative solutions backed by industry expertise. Operators demand support for a new generation of complex services, while they increase customer retention, limit operational complexity and blur boundaries between fixed and mobile networks. Integrating Motive’s broadband and mobile service management expertise with our portfolio of wireline and wireless access technologies will allow Alcatel-Lucent to more rapidly take advantage of opportunities emerging.
Finally, I am excited about combining the skilled staff of Alcatel-Lucent and Motive. You are the engine behind the success of our digital home activities and I am looking forward to the contributions you will make to our joint success in the future.
Upon consummation of the proposed transaction, I believe that together, we will be in a very strong position to provide our customers with the solutions that will help them to effectively manage the delivery of complex services across combined fixed and mobile networks.
I count on all of you to turn this into a huge success and establish Alcatel-Lucent as leading player on the digital home care market.
Sincerely,
Luis Martinez Amago
President Fixed Access Division
Alcatel-Lucent
Safe Harbor for Forward Looking Statements
This letter contains forward looking information based on the current expectations of Alcatel-Lucent and Motive. Because forward looking statements involve risks and uncertainties, actual results could differ materially. All statements other than statements of historical fact are statements that could be deemed forward looking statements, including the expected benefits and costs of the transaction, management plans relating to the transaction, the anticipated timing of filings and approvals relating to the transaction, the expected timing of the completion of the transaction, the ability to complete the transaction, any statements of the plans, strategies and objectives of future operations, and any statements of assumptions underlying any of the foregoing. Risks, uncertainties and assumptions include the possibility that expected benefits may not materialize as expected, risks related to the timing or ultimate completion of the transaction, that, prior to the completion of the transaction, Motive’s business may not perform as expected due to uncertainty; that the parties are unable to successfully implement integration strategies, and other risks that are described from time to time in the public filings of Alcatel-Lucent and Motive with the U.S. Securities and Exchange Commission.
The forward looking statements speak only as of the date of this letter. Alcatel-Lucent and Motive expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward looking statements included in this letter to reflect any changes in expectations with regard thereto or any changes in events, conditions, or circumstances on which any such statement is based.
Important Additional Information
This letter is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any securities. The tender offer described herein has not yet been commenced. The solicitation and the offer to buy shares of Motive common stock will only be pursuant to an offer to purchase, letter of transmittal and related materials that Alcatel-Lucent, or a subsidiary thereof, intends to file with the U.S. Securities and Exchange Commission. Motive intends to file with the U.S. Securities and Exchange Commission and mail to its stockholders a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 in connection with the tender offer. When they are available, shareholders of Motive should read these materials carefully because they contain important information, including the terms and conditions of the tender offer. When they are available, shareholders will be able to obtain the offer to purchase, the letter of transmittal and related documents without charge from the U.S. Securities and Exchange Commission’s Website at www.sec.gov or from Motive’s Investor Relations department or the Investor Relations section of Motive’s website at http://ir.motive.com. Shareholders are urged to read carefully those materials when they become available prior to making any decisions with respect to the tender offer.